Exhibit 99.2

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN ANNOUNCES AGREEMENT TO ACQUIRE MEDSELECT, INC.

VALLEY FORGE, Pa. January 26, 2004 — AmerisourceBergen Corporation (NYSE: ABC) today announced that it has signed a definitive agreement to purchase MedSelect, Inc., a privately held provider of automated medication and supply dispensing cabinets for $13.4 million in cash, including assumed debt. The purchase price will be subject to certain adjustments to be determined as of the closing of the transaction. The transaction is expected to close shortly.

“We are pleased to add MedSelect to our existing complement of proven pharmacy automation and medication administration solutions,” said R. David Yost, Chief Executive Officer of AmerisourceBergen. “MedSelect’s product lines have applications across our entire institutional customer base, and will further our strategy of offering fully scalable and flexible technology solutions.”

“We are excited to bring our experience serving hospitals, and long term care facilities to AmerisourceBergen,” said Bob Rasmussen, President and Chief Executive Officer of MedSelect. “AmerisourceBergen shares our philosophy of bringing market-leading, cost effective, and fully scalable solutions to healthcare providers to help them improve efficiency and quality of care.”

AmerisourceBergen already offers value added services that support medication dispensing and tracking from the loading dock to the patient’s bedside, including AutoMed’s pharmacy automation solutions and Bridge Medical’s bedside verification systems. The addition of MedSelect expands the offerings to include an integrated suite of automated dispensing systems for pharmaceutical and medical supplies through an array of customizable, modular and secure computerized cabinets. The cabinets are linked to a centralized database network that tracks cabinet inventory, usage by patient, usage by provider, and other critical data.

About AmerisourceBergen

AmerisourceBergen (NYSE: ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital market, physician’s offices, alternate care and mail order facilities, and independent and chain pharmacies. The Company is also a leader in the long term care pharmacy marketplace, the workers’ compensation fulfillment business and contract packaging for manufacturers. With more than $45 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list and was ranked #6 in the 2003 Business Week 50, a list of the 50 best performing companies in the S & P 500. For more information, go to www.amerisourcebergen.com.

About MedSelect, Inc.

MedSelect, Inc., with offices in Alpharetta GA, and Cranberry Township PA, is an innovator in the automated medication dispensing and materials management segments of the healthcare industry. Since 1993, MedSelect has provided automated medication dispensing to healthcare facilities. MedSelect, Inc. was formerly the MedSelect Systems division of Diebold Incorporated. Diebold continues to provide field service and technical support nationwide from its 400 local service offices. MedSelect provides clinicians with the fastest access to medications through equipment that is the most modular and scalable in the industry. MedSelect products include bar code scanning and verification, medication orders interface, and unit dose dispensing. These features enable healthcare facilities to reduce medication errors, operate more efficiently, and decrease costs—ultimately contributing to improved clinical and financial outcomes. For more information please visit www.medselectsystems.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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